Exhibit 10.12

Certain information has been excluded from this agreement (indicated by “[***]”) because such information is both (a) not material and (b) is the type that the registrant customarily and actually treats as private or confidential.

PATENT AND KNOW-HOW LICENSE AGREEMENT

by and between CERECOR INC.

and

ALTO NEUROSCIENCE, INC.

PATENT AND KNOW-HOW LICENSE AGREEMENT

THIS PATENT AND KNOW-HOW LICENSE AGREEMENT (this “Agreement”), effective as of May 28, 2021 (the “Effective Date”), is by and between and Cerecor Inc., a corporation organized and existing under the laws of Delaware (“Cerecor”), and Alto Neuroscience, Inc., a corporation organized and existing under the laws of Delaware (“Licensee”). Cerecor and Licensee are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Essex Chemie AG, a Swiss corporation having a principal place of business at Weystrasse 20, 6000 Lucerne 6, Switzerland (“Merck”) and its Affiliates discovered and developed the [***] designated as [***];

WHEREAS, Merck and Cerecor entered into that certain Exclusive Patent and Know-How License Agreement, effective as of [***] (the “Merck License Agreement”), pursuant to which Merck granted Cerecor an exclusive license to develop and commercialize [***]; and

WHEREAS, by exploiting the rights granted to it under the Merck License Agreement, Cerecor and its Affiliates have further developed the Licensed Compound;

WHEREAS, Licensee and Cerecor desire to enter into a license arrangement whereby Cerecor will license and sublicense certain rights to Licensee to Develop and Commercialize the Licensed Compound.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained in this Agreement, Licensee and Cerecor hereby agree as follows:

ARTICLE I - DEFINITIONS

As used in this Agreement, the following capitalized terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.01 “AAA” shall have the meaning set forth in Section 13.02(a).

1.02 “AEs” shall have the meaning set forth in Section 4.02(a).

1.03 “Affiliate” shall mean any individual or entity directly or indirectly controlling, controlled by or under common control with a Party to this Agreement or Merck. For purposes of this Agreement, the direct or indirect ownership of fifty percent (50%) or more of the outstanding voting securities of an entity, or the right to receive fifty percent (50%) or more of the profits or earnings of an entity, shall be deemed to constitute control. Such other relationship as in fact results in actual control over the management, business and affairs of an entity shall also be deemed to constitute control.

1.04 “Agents” shall have the meaning set forth in Section 9.01(c).

1.05 “Annual Commercialization Report” shall have the meaning set forth in Section 3.05.

1.06 “Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31, for so long as this Agreement is in effect.

1.07 “Calendar Year” shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31, for so long as this Agreement is in effect.

1.08 [intentionally left blank].

1.09 “Cerecor Know-How” shall mean the Know-How owned or controlled by Cerecor and/or any of its Affiliates as of the Effective Date that is necessary or useful for the Development, Commercialization or Manufacture of Licensed Compound or Licensed Product. Cerecor Know-How shall include without limitation the Merck Know-How and the Know-How listed on Schedule 1.09.

1.10 “Cerecor Improvement Patents” means any and all Improvement Patents owned or controlled by owned by Cerecor, its Affiliates or their respective sublicensees.

1.11 “Cerecor/Merck Indemnified Party” shall have the meaning set forth in Section 11.01.

1.12 “Cerecor Patent Rights” shall mean the patents owned, licensed or otherwise controlled by Cerecor as of the Effective Date that are necessary or useful for exploitation of the Licensed Compound or Licensed Products, including the Merck Patent Rights and those patents and patent applications listed in Schedule 1.12, and all of Cerecor’s rights together with all inventions disclosed or claimed therein or covered thereby in all (i) continuations, continuations- in-part, divisional and substitute applications with respect to any such patent applications; (ii) patents issued based on or claiming priority to any such patent applications; (iii) any reissue, reexamination, renewal, extension (including any supplemental protection certificate) or restoration of any such patents; (iv) any confirmation patent or registration patent or patent of addition based on any such patents; (v) foreign counterparts and (vi) any other patents and patent applications that dominate the foregoing patents.

1.13 “Change of Control” shall mean with respect to a Party: (a) the sale to a Third Party of all or substantially all of such Party’s assets and business; (b) a merger, reorganization or consolidation involving such Party and a Third Party in which the voting securities of such Party outstanding immediately prior thereto ceases to represent at least [***] of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (c) a person or entity, or group of persons or entities, acting in concert acquire more than [***] of the voting equity securities or management control of such Party. Notwithstanding the foregoing, a Change of Control shall not be deemed to occur (i) on account of the acquisition of securities of a Party by any institutional investor, or affiliate thereof, or similar investor, that acquires the Party’s securities in a transaction or series of related transactions that are primarily a private financing transaction of the Party or (ii) a sale of assets, merger, or other transaction effected exclusively for the purpose of changing domicile of the Party. For clarity, any public offering of a Party’s equity securities shall not be deemed to be a Change of Control.

1.14 “Clinical Trial” shall mean a Phase I Clinical Trial, Phase II Clinical Trial, Phase III Clinical Trial, Phase IIIb Clinical Trial and/or post-approval clinical trial.

1.15 “Combination Product” shall mean a Licensed Product which includes one or more active ingredients other than a Licensed Compound in combination with Licensed Compound. [***]

1.16 “Commercialization” or “Commercialize” shall mean, with respect to a Licensed Product, any and all activities directed to the marketing, promotion, distribution, offering for sale and selling of such product, importing and exporting such product for sale, and interacting with Regulatory Authorities regarding the foregoing. Commercialization shall also include Commercialization Studies. “Commercialize” has a correlative meaning.

1.17 “Commercialization Studies” shall mean a study or data collection effort for the Licensed Product that is initiated in the Territory after receipt of Marketing Authorization for the Licensed Product and is principally intended to support the Commercialization of the Licensed Product in the Territory; provided, that such study or data collection effort is not principally to support or maintain a Marketing Authorization or obtain a label change or maintain a label.

1.18 “Commercially Reasonable Efforts” shall mean the performance of obligations or tasks normally used by a biotechnology company of similar size to Licensee in the exercise of its reasonable discretion relating to the development or commercialization of a product, in each case owned by it or to which it has exclusive rights, having similar technical and regulatory factors and similar market potential, profit potential and strategic value, and that is at a similar stage in its development or product life cycle as the Licensed Product[***]. [***].

1.19 “Companion Diagnostic” shall mean any biomarker Developed or Commercialized by Licensee, its Affiliates or sublicensees for use in combination with the Licensed Product.

1.20 “Data Room” shall have the meaning given to such term in Section 4.01.

1.21 “Development” or “Develop” shall mean all preclinical research and development activities and all clinical drug development activities, including, among other things: drug discovery, toxicology, formulation, statistical analysis and report writing, conducting clinical trials for the purpose of obtaining and maintaining Marketing Authorization (including without limitation, post-marketing studies), and regulatory affairs related to all of the foregoing. Development shall include all clinical studies (including Phase IIIb Clinical Trials) that are primarily intended to support or maintain a Marketing Authorization, maintain a label or obtain any label change, but shall exclude Commercialization Studies.

1.22 “Development Plan” shall have the meaning set forth in Section 3.02(a).

1.23 “Field” shall mean the prevention, diagnosis and/or treatment of all diseases in humans.

1.24 “First Commercial Sale” shall mean, with respect to a country in the Territory, the first sale of Licensed Product to a Third Party in such country on arm’s length terms by Licensee, its Affiliates or sublicensee for use in the Field after the receipt of Marketing Authorization in such country. [***].

1.25 “Force Majeure” shall have the meaning set forth in Section 14.09.

1.26 [***]

1.27 [***]

1.28 “Good Clinical Practices” shall mean the then-current Good Clinical Practices regulations of the United States Food and Drug Administration (“FDA”) as described in the United States Code of Federal Regulations (“CFR”), or analogous set of regulations, guidelines or standards as defined by another relevant Regulatory Authority having jurisdiction over the Development, Manufacture or sale of Licensed Product in a particular jurisdiction of the Territory, if and to the extent the Development, Manufacture or sale of Licensed Product takes place in such jurisdiction.

1.29 “Good Laboratory Practices” shall mean the then-current good laboratory practice regulations of the FDA as described in the CFR or analogous set of regulations, guidelines or standards as defined by another relevant Regulatory Authority having jurisdiction over the Development, Manufacture or sale of Licensed Product in a particular jurisdiction of the Territory, if and to the extent the Development, Manufacture or sale of Licensed Product takes place in such jurisdiction.

1.30 “Good Manufacturing Practices” shall mean the then-current Good Manufacturing Practices regulations of the FDA as described in the CFR or analogous set of regulations, guidelines or standards as defined by another relevant Regulatory Authority having jurisdiction over the Development, Manufacture or sale of Licensed Compound or Licensed Product in a particular jurisdiction of the Territory, if and to the extent the Development, Manufacture or sale of Licensed Compound or Licensed Product takes place in such jurisdiction.

1.31 “Improvement Patents” shall have the meaning given to such term in Section 2.02.

1.32 “IND” shall mean an investigational new drug application with respect to the Licensed Product filed with the FDA to allow the conduct of Clinical Trials in humans, or any comparable application filed with the Regulatory Authorities of a country other than the United States prior to beginning Clinical Trials in humans in that country, as well as all supplements or amendments filed with respect to such filings.

1.33 “Indication” shall mean any human disease or condition which can be treated, prevented or cured or the progression of which can be delayed and for which a Licensed Product is specifically developed in order to obtain Marketing Authorization for use of such Licensed Product pursuant to an approved label claim. A single Indication shall include the primary disease and variants or subdivisions or subclassifications within such primary disease. Treatment, modulation and/or prophylaxis of the same disease, regardless of the patient population, shall be treated as the same Indication. Treatment as monotherapy or treatment in combination with another product shall all be treated as the same Indication. For purposes of clarity, Marketing Authorization for all of the following central nervous system disorder indications, for example, would be considered separate Indications: the treatment of major depressive disorder, depressive disorder not otherwise specified, dysthymic disorder, bipolar disorder(s) and anxiety disorders, as categorized by Diagnostic and Statistical Manual of Medical Disorders criteria published by the American Psychiatric Association; whereas, labeling for special populations (child and adolescents, elderly), monotherapy, maintenance, or adjunctive treatment of each primary disease would be considered the same Indication.

1.34 “Know-How” shall mean scientific and technical information, trade secrets and data used or generated and owned, by a Party or Merck or on behalf of a Party or Merck, which are based on, derived from, or are directed to the Cerecor Patent Rights with respect to Cerecor Know-How or Licensee Patent Rights with respect to Licensee Know-How. Licensed Compounds or Licensed Products, or the manufacture or use of the foregoing, that are not in the public domain, including but not limited to (i) unpatented ideas, discoveries, inventions, or improvements, (ii) information related to methods, procedures, formulas, processes, tests, assays, techniques, regulatory requirements and strategies useful in the development, testing, or analysis of the Licensed Compounds or Licensed Products, (iii) medicinal chemistry, medical, pre- clinical, toxicological biological, chemical, pharmacological, safety, manufacturing and quality control data or other scientific data and information related thereto, and (iv) drawings, plans, designs, diagrams, sketches, specifications or other documents containing or relating to such information.

1.35 “Liability” shall have the meaning set forth in Section 11.01.

1.36 “Licensed Compound” shall mean the [***] licensed by Cerecor from Merck and known as [***] by Merck and [***] at Cerecor, and [***].

1.37 “Licensed Product” shall mean, collectively, any pharmaceutical product containing a Licensed Compound as an active ingredient[***].

1.38 “Licensee” shall have the meaning given to such term in the preamble of this Agreement.

1.39 “Licensee Indemnified Party” shall have the meaning set forth in Section 11.02.

1.40 “Licensee Know-How” shall mean Know-How developed by Licensee and/or any of its Affiliates or sublicensees after the Effective Date pursuant to this Agreement.

1.41 “Licensee Patent Rights” shall mean any and all patents and patent applications that are owned by Licensee and that relate to Licensed Compound or Licensed Product and all of Licensee’s rights together with all inventions disclosed or claimed therein or covered thereby in all (i) continuations, continuations-in-part, divisionals and substitute applications with respect to any such patent applications; (ii) patents issued based on or claiming priority to any such patent applications; (iii) any reissue, reexamination, renewal, extension (including any supplemental protection certificate) or restoration of any such patents; (iv) any confirmation patent or registration patent or patent of addition based on any such patents; (v) foreign counterparts and (vi) any other patents and patent applications that dominate the foregoing patents.

1.42 “Major European Country” shall mean each of France, Germany, Italy, Spain or the United Kingdom.

1.43 “Major Markets” means, collectively, the United States, each Major European Country, China and Japan.

1.44 “Manufacture” shall mean all activities related to the manufacturing of a pharmaceutical product, or any ingredient thereof, including but not limited to test method development and stability testing, formulation, process development, manufacturing for use in non-clinical or clinical studies, manufacturing scale-up, manufacturing Licensed Compound or the applicable Licensed Product quality assurance/quality control development, quality control testing (including in-process release and stability testing), packaging, release of product or any component or ingredient thereof, quality assurance activities related to manufacturing and release of product, and regulatory activities related to all of the foregoing.

1.45 “Marketing Authorization” shall mean, with respect to each country in the Territory, the receipt of all approvals from the relevant Regulatory Authority necessary to market and sell a Licensed Product in any country (including without limitation all applicable Price Approvals even if not legally required to sell a Licensed Product in a country).

1.46 “Merck” shall have the meaning given to such term in the recitals of this Agreement.

1.47 “Merck Improvement Patents” means any and all Improvement Patents owned or controlled by owned by Merck, its Affiliates or their respective sublicensees.

1.48 “Merck Know-How” shall mean the Know-How owned or controlled by Merck and/or any of its Affiliates as of the Merck License Agreement Effective Date that was used or generated by or on behalf of Merck or its Affiliates prior to the Effective Date, in the Development or Manufacture of Licensed Compound or Licensed Product or that is necessary or useful for the Development, Commercialization or Manufacture of Licensed Compound or Licensed Product. Merck Know-How shall include without limitation the Know-How that is listed on Schedule 1.48.

1.49 “Merck License Agreement” shall have the meaning given to such term in the recitals of this Agreement.

1.50 “Merck License Agreement Effective Date” means [***].

1.51 “Merck Patent Rights” shall mean solely those patents and patent applications listed in Schedule 1.51, and all of Merck’s rights together with all inventions disclosed or claimed therein or covered thereby in all (i) continuations, continuations-in-part, divisional and substitute applications with respect to any such patent applications; (ii) patents issued based on or claiming priority to any such patent applications; (iii) any reissue, reexamination, renewal, extension (including any supplemental protection certificate) or restoration of any such patents; (iv) any confirmation patent or registration patent or patent of addition based on any such patents; (v) foreign counterparts; and (vi) any other patents and patent applications that dominate the foregoing patents.

1.52 “NDA” shall mean a New Drug Application, Marketing Authorization application, filing pursuant to Section 510(k) of the of the Food, Drug and Cosmetic Act, or similar application or submission for Marketing Authorization of a Licensed Product filed with a Regulatory Authority to obtain Marketing Authorization for a pharmaceutical or diagnostic product in that country or in that group of countries.

1.53 “Net Sales” shall mean, with respect to a Licensed Product. the gross invoice price (not including value added taxes, sales taxes, or similar taxes) of such Licensed Product sold by Licensee or its Related Parties to the first Third Party after deducting, if not previously deducted, from the amount invoiced or received:

(a) [***];

(b) [***];

(c) [***];

(d) [***];

(e) [***]; and

(f) [***]

Net Sales shall not include any payments among Licensee, its Affiliates and sublicensees.

With respect to sales of Combination Products alone or sold together with a Companion Diagnostic (each a “Bundled Offering”), Net Sales for the purpose of determining royalties owed for sales of such Bundled Offering shall be calculated by multiplying the total Net Sales of the Bundled Offering by the fraction A/(A+B), where A is the average gross invoice price in the applicable country in the Territory of the applicable Licensed Product sold separately in the same formulation and dosage, and B is the sum of the average gross invoice prices of the Companion Diagnostic and any other components of the Bundled Offering when sold separately in the same formulation and dosage during the applicable royalty period, provided that such sales are in arms-length transactions and such gross invoice prices are available. In the event that such gross invoice prices are not available in such period, then Net Sales of the applicable Bundled Offering shall be calculated on the basis of the gross invoice price of the Bundled Offering multiplied by a fraction, the numerator of which shall be one and the denominator of which shall be one plus the number of other component compounds and Companion Diagnostics. The deductions set forth in paragraphs (a) through (f) above will be applied in calculating Net Sales for a Bundled Offering. In the event that either Party reasonably believes that the calculation carried out with respect to the Bundled Offering does not fairly reflect the value of its component parts (including any Companion Diagnostic), the Parties shall negotiate in good faith and agree on another, commercially reasonable means of calculating Net Sales with respect to such Bundled Offering that fairly reflects the relative contributions.

1.54 “[***]” shall mean any small molecule which is known to [***]. For the avoidance of doubt, [***].

1.55 “Party” or “Parties” shall have the meaning given to such term in the preamble to this Agreement.

1.56 “Phase I Clinical Trial” shall mean a clinical trial of a Licensed Product in human patients at single and multiple dose levels with the primary purpose of determining safety, metabolism, and pharmacokinetic and pharmacodynamic properties of such Licensed Product, and which is consistent with 21 U.S. CFR § 312.21(a). For the avoidance of doubt, a Phase 1 Clinical Trial may include studies of the Licensed Compounds with chemotherapy agents to determine combination doses thereof.

1.57 “Phase II Clinical Trial” shall mean a clinical trial of a Licensed Product in human patients, the principal purposes of which are to make a preliminary determination that the Licensed Product is safe for its intended use, to determine its optimal dose, and to obtain sufficient information about such Licensed Product’s efficacy to permit the design of Phase III Trials, and which is consistent with 21 U.S. CFR § 312.21(b).

1.58 “Phase III Clinical Trial” shall mean a clinical trial of a Licensed Product in human patients, which trial is designed (a) to establish that the Licensed Product is safe and efficacious for its intended use, (b) to define warnings, precautions and adverse reactions that are associated with such Licensed Product in the dosage range to be prescribed, (c) to be, either by itself or together with one or more other Clinical Trials having a comparable design and size, the final human Clinical Trial in support of a Marketing Authorization of such Licensed Product, and (d) consistent with 21 U.S. CFR § 312.21(c). “Phase III Clinical Trial” shall not include a Phase IIIb Clinical Trial.

1.59 “Phase IIIb Clinical Trial” shall mean a clinical trial of a Licensed Product in human patients, which provides for product support (i.e., a clinical trial which is not required for receipt of initial Marketing Authorization but which may be useful in providing additional drug profile data or in seeking a label expansion) commenced before receipt of Marketing Authorization for the indication for which such trial is being conducted.

1.60 “Price Approval” shall mean the approval or determination by a Regulatory Authority for the pricing or pricing reimbursement for a pharmaceutical product.

1.61 “Proprietary Information” shall mean, as applicable, unpublished patent applications, Know-How and all other scientific, clinical, regulatory, marketing, financial and commercial information or data, whether communicated in writing, verbally or electronically, that is provided by one Party to the other Party in connection with this Agreement. All Know-How and other information disclosed by or on behalf of (a) either Party pursuant to the confidentiality agreement between Cerecor and Licensee dated [***] (the “Confidentiality Agreement”) or (b) either Cerecor or Merck pursuant to the Mutual Confidential Disclosure Agreement between Merck Sharp & Dohme Corp, and Cerecor Inc. dated [***], shall be deemed to be a Party’s Proprietary Information disclosed hereunder.

1.62 “Regulatory Authority” shall mean any United States federal, state, or local government, or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or arbitral body with responsibility for granting licenses or approvals, including Marketing Authorizations, necessary for the marketing and sale of the Licensed Product in any country.

1.63 “Related Party” shall mean each of Licensee, its Affiliates, and their respective sublicensees (which term does not include distributors), as applicable.

1.64 “Research Use” shall mean [***].

1.65 [***]

1.66 “Term” shall have the meaning set forth in Section 12.01.

1.67 “Territory” shall mean the entire world.

1.68 [***]

1.69 “Third Party” shall mean an entity other than (i) Merck and its Affiliates, (ii) Cerecor and its Affiliates, and (iii) Licensee and its Related Parties.

1.70 “Valid Patent Claim” shall mean a claim of an issued and unexpired patent included within the Licensee Patent Rights or Cerecor Patent Rights, as applicable, that has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and that has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer.

ARTICLE II—LICENSE

2.01 License Grant. Subject to the terms and conditions of this Agreement, Cerecor hereby grants to Licensee and its Affiliates:

(i) an exclusive, even as to Cerecor, Merck and their respective Affiliates, except as provided in Section 2.02, transferrable as provided in this Agreement, royalty bearing license in the Territory in the Field, with the right to grant sublicenses (through multiple tiers) as provided in this Agreement, under the Cerecor Patent Rights and the Cerecor Know-How, and

(ii) a non-exclusive, transferable as provided in this Agreement, royalty-bearing license in the Territory in the Field, with the right to grant sublicenses (through multiple tiers) as provided in this Agreement, under the Merck Improvement Patents, in each case of (i) and (ii) to research, develop, make, have made, use, import, offer for sale and sell the Licensed Compounds and Licensed Products in the Field in the Territory during the Term;

2.02 Retained Rights. Merck and its Affiliates shall retain a co-exclusive right (with Licensee) under the Merck Patent Rights and the Merck Know-How to research, make, have made, use, and import the Licensed Compounds and Licensed Products in the Field in the Territory during the Term solely for Research Use. Merck and its Affiliates shall have the right to grant sublicenses under such retained rights in the Merck Patent Rights and Merck Know-How solely to third party subcontractors. Any patents and patent applications owned or controlled by Merck or their respective Affiliates and claiming inventions made by Merck, its Affiliates or licensees through the use of the foregoing retained rights shall be deemed “Merck Improvement Patents” but only if such patents and patent applications: (a) contain claims that are specific to the use or composition of matter of a Licensed Compound or Licensed Product, and (b) are necessary or useful for the Development, Manufacture and/or Commercialization of a Licensed Compound or Licensed Product in the Field. Subject to the terms of this Agreement, Merck retains and each Party retains all rights not granted in this Agreement to all their respective Patent Rights and Know-How.

2.03 No Non-Permitted Use. Licensee hereby covenants that it shall not, nor shall it cause or authorize, provide material support to or encourage any Affiliate or sublicensee to knowingly use or practice, directly or indirectly, any Cerecor Know-How or Cerecor Patent Rights for any purposes other than those expressly permitted by this Agreement and/or the Merck License Agreement.

2.04 No Other Licenses. Neither Party grants to the other Party any rights or licenses in or to any intellectual property, whether by implication, estoppel, or otherwise, other than the license rights that are expressly granted under this Agreement.

2.05 Sublicenses. Licensee may sublicense its rights under Section 2.01 to one or more Third Parties***] in the Field either on their own behalf or with or on behalf of Licensee or its Affiliates, and subject to the conditions of this Section 2.05.

(a) Licensee shall remain responsible for its sublicensees’ performance under this Agreement.

(b) Licensee shall provide, in the development report required pursuant to Section 3.03, a list of any sublicensees granted a sublicense during the preceding [***]. Licensee shall provide to Cerecor a true copy of any sublicense agreement, redacted to comply with any confidentiality obligations of such party, within [***] days after execution thereof.

(c) In the event of a material default by any sublicensee under a sublicense, Licensee will promptly notify Cerecor and, in the case of a sublicense for Licensed Product, Merck upon knowledge thereof and take such action as may be necessary to remedy such default.

(d) Each and every sublicense granted by Licensee to a sublicensee must be in a written agreement, in English, executed by the sublicensee and giving its place of business. In addition, each and every such sublicense of Merck Patent Rights and/or Merck Know-How must be wholly consistent with those terms of the Merck License Agreement and this Agreement which are applicable to that portion of the Field and/or Territory to which the sublicensee has been granted rights. Without limiting the foregoing, each and every sublicense:

(i) must require the sublicensee to abide by confidentiality and non- use obligations at least as stringent as those contained in Article IX of the Merck License Agreement and this Agreement;

(ii) must include rights and obligations upon termination of the sublicense which are consistent in all material respects with the termination provisions of the Merck License Agreement and this Agreement;

(iii) [***];

(iv) must obligate the sublicensee to maintain insurance in amounts consistent with Section 11.06 of the Merck License Agreement and this Agreement;

(v) [***]; and

(vi) [***].

Any sublicense granted by Licensee hereunder shall survive any early termination of this Agreement by Cerecor pursuant to Section 12.03 of this Agreement if, as of the effective date of any such termination, the sublicensee is not in material breach of its obligations to Licensee under its sublicense agreement and within [***] days of such termination the sublicensee agrees in writing to be bound directly to Cerecor under a license agreement substantially similar to this Agreement with respect to the rights sublicensed hereunder, substituting such sublicensee for Licensee.

2.06 Section 365(n) of the Bankruptcy Code. All rights, licenses and sublicenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 (35 A) of the Bankruptcy Code. Each Party shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code or equivalent legislation in any other jurisdiction. Upon the bankruptcy of either Party, the other Party shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property, and such, if not already in its possession, shall be promptly delivered to such other Party, unless the Party in bankruptcy elects to continue, and continues, to perform all of its obligations under this Agreement.

ARTICLE III - DEVELOPMENT AND COMMERCIALIZATION

3.01 Overview. As of the Effective Date, Licensee shall be solely responsible for the Development and Commercialization, including all costs thereof, of the Licensed Product in the Field in the Territory. Licensee [***] perform all of its Development activities for Licensed Product in accordance with the IND for the Licensed Product and with all applicable laws, rules and regulations.

3.02 Development and Commercialization Plans.

(a) Initial Development Plan. Licensee’s initial Development plan for the Licensed Product in the Field in the Territory is set forth on Schedule 3.02(a) (as may be amended in accordance with this Agreement, the “Development Plan”).

(b) Annual Development Plan. Not later than [***] days after [***] of each Calendar Year, Licensee shall submit to Merck and Cerecor an updated Development Plan for the pending Calendar Year. Such update shall take into account completion, commencement, changes in or cessation of Development activities not contemplated by the then-current Development Plan [***]. Cerecor shall have the right to [***], and Licensee acknowledges that, pursuant to the Merck License Agreement, Merck also has the right to [***]. [***].

(c) Performance. Licensee [***] perform, and [***], the activities described in the Development Plan in a professional manner and in compliance with, to the extent applicable, Good Laboratory Practices, Good Clinical Practices and/or Good Manufacturing Practices and in compliance with all other applicable laws, rules, and regulations.

3.03 Development Reports. Licensee shall submit to Merck and Cerecor, every [***] months after the Effective Date until the First Commercial Sale, a written report in reasonably sufficient detail describing the research, development, manufacturing and commercialization progress performed by or on behalf of Licensee or a Related Party on Licensed Compounds and/or Licensed Products[***]. Each development report shall include the following information for each Licensed Product: [***]. [***], Merck or Cerecor, either itself or on behalf of Merck, may request that Licensee provide more detailed information and data regarding such reports by Licensee, and Licensee shall promptly provide Merck or Cerecor, as applicable, with information and data as is reasonably related to such request. All such reports shall be considered Proprietary Information of Licensee.

3.04 Commercialization. Licensee shall give each of Merck and Cerecor prior written notice of at least [***] days of its intent to file an NDA for the Licensed Product and at that time shall further provide Merck and Cerecor with the anticipated date of First Commercial Sale for the Licensed Product in the country of filing. Licensee shall promptly provide Merck and Cerecor with notice of any Marketing Authorization of Licensed Product.

3.05 Commercialization Reports. Commencing with the First Commercial Sale and thereafter on an annual basis, Licensee shall provide Merck and Cerecor with a written non- binding estimate of annual Net Sales for the Licensed Product in the Territory (“Annual Commercialization Report”). The Annual Commercialization Report shall also list all ongoing Commercialization Studies and the status of such studies in the Major Markets. [***], except Licensee shall retain final decision making authority with respect thereto.

3.06 Subcontracting. Consistent with the provisions of this Agreement and the Merck License Agreement, Licensee may perform any activities in support of its development and commercialization of Licensed Compounds and Licensed Products through subcontracting to its Affiliates or Third Parties, including Third Party subcontractors, contract service organizations, and academic or government collaborators.

ARTICLE IV - TRANSFER OF CERECOR KNOW-HOW

4.01 Materials and Regulatory Filings Transfer.

(a) Cerecor will provide Licensee with all Cerecor Know-How listed in Schedule 1.08 within [***] days of the Effective Date. Cerecor hereby transfers to Licensee all of its inventory of the Licensed Compounds as listed in Schedule 4.01 [***] Cerecor’s storage facility [***]. Neither Cerecor nor Merck shall have any further obligation to make any further Licensed Compound(s) available to Licensee. Such inventory shall only be used in preclinical developmental work in accordance with the license grant in Section 2.01 and shall not be used for clinical or commercial purposes, unless such material was manufactured in accordance with Good Manufacturing Practices for use in humans and such use occurs within the shelf life of the material and such use is otherwise in accordance with all laws, rules and regulations. Within such [***]-day period after the Effective Date, Cerecor shall provide the Cerecor Know- How listed in Schedule 1.08 by granting Licensee download rights to a virtual data room (“Data Room”) containing the Cerecor Know-How in the form and language in which such Cerecor Know-How was created, and copies of any contract manufacturing organization agreements relating to the Licensed Compounds, in each case, subject to any confidentiality obligations therein; provided that Licensee shall complete its download of the Cerecor Know-How within [***] days after being granted access to the Data Room. Neither Cerecor nor Merck shall have any obligation to (i) maintain the Data Room or otherwise transfer or make available the Cerecor Know-How to Licensee following such [***]-day download period or (ii) provide the source documentation or any additional data for the Cerecor Know-How, in any form, whether before or after such [***]-day download period. [***] shall be responsible for all costs associated with the transfer of Cerecor Know-How and Licensed Compounds, including, but not limited to, costs associated with the shipping, handling, import, export and other transportation charges associated with the delivery of the physical inventory of the Licensed Compound and any hosting or maintenance fees in connection with the Data Room.

(b) Within [***] days of the Effective Date, (i) Cerecor shall transfer to Licensee complete copies of the existing INDs, all supplements and records related thereto, and other drug approval applications covering the Licensed Product in electronic format and any other applicable format and (ii) each of Cerecor and Licensee shall deliver all required letters to the FDA relating to the transfer of the existing INDs. All further submissions to any Regulatory Authorities relating to such drug approval applications and/or INDs shall be filed in the name of and owned by Licensee or its Affiliates. Licensee or its Related Parties shall hold all Marketing Authorizations for Licensed Products throughout the Territory.

(c) Within [***] days of the Effective Date, Cerecor shall transfer to Licensee one (1) copy of the material documents and records that have been generated by or on behalf of Cerecor or Merck and that Cerecor has in its actual possession, or under its control, as of the Effective Date with respect to any existing INDs and other drug approval applications covering the Licensed Product in the Territory, as well as any material correspondence between Cerecor or Merck and Regulatory Authorities that Cerecor has in its actual possession as of the Effective Date related to Licensed Product in an electronic format.

(d) Licensee shall oversee, monitor and coordinate all regulatory actions, communications and filings with, and submissions to, the FDA and other Regulatory Authorities in the Territory with respect to Licensed Products. Licensee shall be solely responsible for interfacing, corresponding and meeting with the FDA and other regulatory authorities throughout the Territory with respect to Licensed Products.

(e) Licensee shall provide to Cerecor and Merck a table report on an annual basis that contains the status of Marketing Authorizations for the Licensed Product in the Territory.

(f) In the event that any Regulatory Authority (a) threatens or initiates any action to remove any Licensed Product from the market in any country in the Field in the Territory or (b) requires Licensee, its Affiliates, or its sublicensees to distribute a “Dear Doctor” letter or its equivalent regarding use of any Licensed Product in the

Field, Licensee shall notify Cerecor and Merck of such event within [***] after Licensee becomes aware of the action, threat, or requirement (as applicable). Licensee shall keep Cerecor and Merck reasonably informed with respect to any recall or withdrawal of Licensed Product in any of the Major Markets; provided, however, that the final decision as to whether to recall or withdraw a Licensed Product in the Territory shall be made by Licensee in its sole discretion. Licensee shall be responsible, at its sole expense, for conducting any recalls or taking such other necessary remedial action. Cerecor shall, at the request and reasonable expense of Licensee, cooperate with Licensee (including providing assistance and support) on any recall or withdrawal of Licensed Product to the extent necessary to comply with applicable laws, rules and regulations or any requirements by the Regulatory Authority.

4.02 Pharmacovigilance.

(a) Following the transfer of any INDs related to Licensed Product from Cerecor to Licensee, Licensee shall be solely responsible for the collection, review, assessment, tracking and filing of information related to adverse events (“AEs”) associated with Licensed Product, in accordance with 21 CFR 312.32, 314.80 and comparable regulations, guidance, directives and the like governing AEs associated with Licensed Product that are applicable outside of the United States.

(b) Within [***] days of the Effective Date, Cerecor will provide Licensee with all AEs reports, copies of all study reports of completed studies (including copies of the protocols), and copies of all interim study analysis of all ongoing studies for Licensed Product (including copies of protocols) to the extent not previously provided to Licensee. In furtherance of the foregoing, Cerecor shall transfer to Licensee a database that contains all relevant information regarding adverse events that have been observed during any clinical trials conducted with respect to Licensed Product prior to the Effective Date, solely to the extent Cerecor maintains and has rights to transfer such a database.

(c) Effective on the date that Cerecor effects the transfers contemplated by Section 4.02(b), Licensee is solely responsible for maintaining a global safety database for Licensed Product consistent with industry practices.

4.03 [***].

ARTICLE V - DILIGENCE

5.01 Generally. Licensee shall use Commercially Reasonable Efforts to Develop and Commercialize at least one Licensed Product in the Field in the United States, a Major European Country or Japan, whether alone or with or through one (1) or more Related Parties, at Licensee’s sole cost and expense.

5.02 Understanding Regarding Diligence. It is understood and agreed that the obligation of Licensee to use Commercially Reasonable Efforts with respect to the development of any specific Licensed Compound or Licensed Product under Section 5.01 of this Agreement is expressly subject to the continuing absence of any materially adverse condition or event relating to the safety or efficacy of the Licensed Compound or Licensed Product, and the specific tasks that Licensee shall undertake to develop or market any such Licensed Compound or Licensed Product, in compliance with such Commercially Reasonable Efforts obligation, shall be modified or delayed as may be required in Licensee’s reasonable opinion in order to address any such materially adverse condition or event so long as any such condition or event exists. Licensee shall use Commercially Reasonable Efforts to resolve such safety or efficacy issue and shall keep Merck and Cerecor informed as to the nature of the safety or efficacy issue, Licensee’s efforts to resolve it and the anticipated time frame for achieving such resolution.

5.03 [***]

ARTICLE VI - MANUFACTURING

6.01 Manufacturing Responsibility. Licensee will be responsible for the manufacturing of the Licensed Compound and Licensed Product for use by Licensee, its Affiliates and its sublicensees in the Field in the Territory, at Licensee’s sole cost and expense.

6.02 Transfer of Know-How. Cerecor shall, pursuant to Section 4.01(a), transfer to Licensee, or a Third Party manufacturer designated by Licensee, all Cerecor Know-How that is reasonably necessary or useful to enable Licensee or its Third Party manufacturer to Manufacture the Licensed Compound or Licensed Product. In addition, for a period of [***] days beginning upon the later of Effective Date and the date upon which Licensee receives electronic access to the Data Room, Cerecor shall answer Licensee’s reasonable technical questions relating to the Licensed Compounds, solely to the extent Cerecor personnel have the requisite expertise to answer such questions, for up to [***] hours in a given month and up to [***] hours total, at no additional cost or expense to Licensee. Any time spent by Cerecor or its personnel beyond [***] hours in a given month and/or [***] hours total during such period may be provided, at Cerecor’s sole discretion, at Licensee’s cost, as set forth on Schedule 6.02. After such [***]-day period, Cerecor shall use reasonable efforts to respond to reasonable technical questions of Licensee relating to the Licensed Compounds that may arise from time to time[***].

ARTICLE VII - PAYMENTS; ROYALTIES AND REPORTS

7.01 Consideration for License. In consideration for the license and sublicense granted hereunder, Licensee shall pay to Cerecor a non-refundable, non-creditable, upfront payment of five hundred thousand U.S. dollars (US$500,000.00), which shall be due within [***] days of the Effective Date.

7.02 Milestone Payments.

(a) Development and Commercialization, Milestone Payments. Subject to the terms and conditions of this Agreement and in further consideration for the licenses granted in this Agreement, Licensee shall make each of the following non-refundable, non-creditable milestone payments to Merck and/or Cerecor in U.S. dollars, as indicated below, for each Licensed Product:

Milestone Event	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]

(b) Aggregate Net Sales Milestone Payments. Subject to the terms and conditions of this Agreement and in further consideration for the licenses granted in this Agreement, Licensee shall make each of the following non-refundable, non-creditable milestone payments to Merck the first time the aggregate Net Sales of all Licensed Products meets or exceeds the following thresholds:

•	[***] at the end of the first twelve month period in which aggregate Net Sales for Licensed Products in such twelve month period exceeds [***]; and

•	[***] at the end of the first twelve month period in which aggregate Net Sales for Licensed Products in such twelve month period exceeds [***].

(c) Notice and Payment. Licensee shall notify Merck and Cerecor in writing within [***] business days after the achievement of each such milestone event by Licensee, its Affiliates or a sublicensee giving rise to a payment obligation under this Section 7.02 and Licensee shall pay Merck and/or Cerecor the indicated amount no later than [***] days after such notification to Merck and Cerecor.

(d) Repeated Milestone Events. Each of the milestone payments set forth in Section 7.02(a) shall be payable only to each of Merck and/or Cerecor, as applicable, once for each Licensed Product—upon the first achievement of such milestone by such Licensed Product—and with the exception of milestone payments for subsequent Indications as further described in Section 7.02(e), no amounts shall be due to Merck or Cerecor, as applicable, for subsequent or repeated achievement of such milestone by the same Licensed Product for example for a repeated or additional Clinical Trials or Marketing Authorizations of the same Licensed Product or additional dosage forms, and formulations of the same Licensed Product. Each of the milestone payments in Section 7.02(b) shall be payable to Merck only upon the first achievement of such milestone, and no amount shall be due for subsequent or repeated achievements of such milestone in subsequent 12-month periods. The total milestone payments payable under Section 7.02(b) shall not exceed fifteen million U.S. dollars ($15,000,000.00).

(e) Subsequent Indications. Milestone payments shall be paid as set forth in Section 7.02(a) upon the first achievement of each milestone event for each of [***]. No amounts shall be due for subsequent or repeated achievement of such milestone by the same Licensed Product for additional Indications beyond the Fourth Indication. The total milestone payments payable under Section 7.02(a) shall not exceed [***] per Licensed Product to Merck and [***] per Licensed Product to Cerecor.

7.03 Royalties.

(a) Royalty Rates. Subject to the terms and conditions of this Agreement, Licensee shall pay to Merck or Cerecor, as indicated below, royalties on Net Sales made by Licensee, its Affiliates or sublicensees of any Licensed Product, as indicated below, commencing upon the First Commercial Sale of such Licensed Product in a particular country in the Territory and will continue on a Licensed Product-by-Licensed Product and country-by-country basis until the later of (i) the expiration of the last to expire Valid Patent Claim covering such Licensed Product in such country, or (ii) 10 (ten) years after the First Commercial Sale of such Licensed Product in such country, at tiered rates set forth as follows:

Annual Worldwide Net Sales	Payable to Merck	Payable to Cerecor
For the first [***] of annual worldwide Net Sales for a Licensed Product	[***]	[***]
For the portion of the annual worldwide Net Sales over [***] of annual worldwide Net Sales for a Licensed Product	[***]	[***]

(b) [***].

(c) Notwithstanding Section 7.03(a) to the contrary, in connection with calculating the royalty due to Merck, the Valid Patent Claims do not include any Valid Patent Claim within Licensee Patent Rights.

(d) In the event that the Licensee Develops a Companion Diagnostic designed specifically for a Licensed Product, where such Companion Diagnostic includes a significant contribution from Cerecor Know-How, and Licensee offers such Companion Diagnostic as a stand-alone product for use in guiding treatment using the Licensed Product, the Licensee agrees to make a one-time milestone payment to Cerecor of [***] upon achieving Net Sales of [***] of such Licensed Product in combination with such Companion Diagnostic.

7.04 Reports; Payment of Royalty; Payment Exchange Rate and Currency Conversions.

(a) Royalties Paid Quarterly. Within [***] calendar days following the end of each Calendar Quarter, following the First Commercial Sale of a Licensed Product, Licensee shall furnish to Merck and Cerecor a written report for the Calendar Quarter showing the Net Sales of Licensed Product. Such written report shall include [***]. Simultaneously with the submission of the written report, Licensee shall pay to Merck and/or Cerecor the royalties due for such Calendar Quarter calculated in accordance with this Agreement.

(b) Method of Payment. All payments to be made by Licensee to Merck and/or Cerecor under this Agreement shall be paid by bank wire transfer in immediately available funds to such bank account as is designated in writing by Merck and/or Cerecor from time to time. All payments shall be made in United States dollars. The rate of exchange to be used in any such conversion from the currency in the country where such Net Sales are made shall be the rate of exchange published in [***].

7.05 Maintenance of Records; Audits.

(a) Record Keeping by Licensee. Licensee shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder by Licensee and under the Merck License Agreement by Cerecor to be determined. Upon [***] days prior written notice from Merck or Cerecor, Licensee shall permit an independent certified public accounting firm of nationally recognized standing selected by Merck or Cerecor, as applicable, and reasonably acceptable to Licensee, at Merck’s or Cerecor’s expense, as applicable, to have access during normal business hours to examine the pertinent books and records of Licensee, its Affiliates and/or sublicensees as may be reasonably necessary to verify the accuracy of the royalty reports hereunder. The examination shall be limited to the pertinent books and records for any year ending not more than [***] months prior to the date of such request. An examination under this Section 7.05(a) shall not occur more than once in any Calendar Year. The accounting firm shall disclose to Merck or Cerecor, as applicable, only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to Merck or Cerecor. All such accounting firms shall sign a confidentiality agreement (in form and substance reasonably acceptable to Licensee) as to any of Licensee’s confidential information that such accounting firms are provided, or to which they have access, while conducting any audit pursuant to this Section 7.05(a).

(b) Underpayments/Overpayments. If such accounting firm correctly concludes that additional royalties were owed during such period, Licensee shall pay such additional royalties within [***] days of the date Merck or Cerecor delivers to Licensee such accounting firm’s written report so correctly concluding. If such underpayment exceeds [***] of the sums correctly due to either Merck under the Merck License Agreement or to Cerecor under this Agreement, then the reasonable fees charged by such accounting firm for the work associated with the underpayment audit shall be paid by Licensee. For clarity, in all other circumstances the fees charged by such accounting firm for the work associated with the underpayment audit shall be paid by Merck or Cerecor, as applicable. Any overpayments by Licensee will be credited against future royalty obligations or at Licensee’s request, promptly refunded to Licensee.

(c) Record Keeping by Sublicensee. Licensee shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to make reports to Licensee, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by Merck’s and Cerecor’s independent accountants to the same extent required of Licensee under this Agreement and the Merck License Agreement.

(d) Confidentiality. Cerecor shall treat all financial information subject to review under this Section 7.05(a), or under any sublicense agreement, in accordance with the confidentiality provisions of Article IX of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with Licensee or its Related Party, as applicable, obligating it to retain all such financial information in confidence pursuant to such confidentiality agreement.

(e) Late Payments. Any amount owed by Licensee to Merck and/or Cerecor under this Agreement that is not paid within the applicable time period set forth in this Agreement shall accrue interest at the rate of [***].

7.06 Income Tax. If laws, rules or regulations require withholding of income taxes or other taxes imposed upon payments set forth in this Article VII, Licensee shall make such withholding payments as required and subtract such withholding payments from the payments set forth in this Article VII. Licensee shall submit appropriate proof of payment of the withholding taxes to Cerecor within [***] days of filing with the relevant tax authority.

ARTICLE VIII - PATENTS

8.01 Ownership of Inventions. As between the Parties, Licensee shall own the entire right, title and interest in and to any and all Know-How discovered, created, identified or made solely by it and its Related Parties and their respective employees, agents or independent contractors in the course of performing or exercising its rights under this Agreement, and all intellectual property rights in any of the foregoing. Inventorship shall be determined in accordance with U.S. patent laws.

8.02 Prosecution and Maintenance of Patents. As between the Parties, Licensee shall have the first right to file, prosecute, and maintain the Licensee Patent Rights and the Cerecor Patent Rights (other than the Merck Patent Rights included therein) in the Territory, on its own or through its Affiliates, or through a mutually acceptable outside counsel or Third Party contractor. Merck has agreed pursuant to the Merck License Agreement to maintain the Merck Patent Rights and to prosecute and maintain the Merck Improvement Patents in the Territory, on its own or through its Affiliate, or through an outside counsel or a Third Party contractor mutually acceptable to Merck and Cerecor. Licensee shall pay or reimburse Cerecor for all reasonable Third Party contractor fees incurred on or after the Effective Date that are associated with the maintenance of the Cerecor Patent Rights in the Field in the Territory. Each Party will provide copies of any substantive papers filed with or received by a patent office related to the maintenance of such patent filings. Each Party shall provide the other Party with drafts of any material filings relating to the Cerecor Patent Rights in a reasonable amount of time in advance of the anticipated filing date and shall consider Licensee’s reasonable comments thereto in good faith. Cerecor shall reasonably cooperate with Licensee in connection with the filing of any Licensee Patent Rights, at Licensee’s reasonable request. The abandonment of any of the Cerecor Patent Rights shall be governed by Section 8.05.

8.03 Patent Term Restoration. The Parties shall cooperate with each other and Merck, as applicable, in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country in the Territory where applicable to Cerecor Patent Rights, and Licensee shall cooperate with Merck, if applicable, in obtaining patent term restoration or supplemental certificates or their equivalents in any country in the Territory where applicable to Merck Patent Rights. [***]. Each Party agrees to assist the other Party as needed, and Licensee agrees to assist Merck as needed (and Cerecor, as needed with Cerecor’s obligations to assist Merck under the Merck License Agreement) with the filing and prosecuting of any such application for patent term restoration or supplemental protection certificates or their equivalents. In the event Cerecor or Merck has the right to make the election under this Section 8.03 (x) Cerecor or Merck, as applicable, shall pay all costs associated with the preparation, filing and prosecuting of any such application for patent term restoration or supplemental protection certificates or their equivalents, and (y) Cerecor or Merck, as applicable, shall consult with Licensee as to the preparation, filing, prosecution of such application for patent term restoration or supplemental protection certificates or their equivalents reasonably prior to any deadline or action, and shall provide Licensee with drafts of any material filings in a reasonable amount of time in advance of the anticipated filing date and shall consider in good faith any comments of Licensee.

8.04 Interference, Derivation, Opposition, Reissue Reexamination and Post Grant Review Proceedings. Either Party shall, within [***] business days of learning of any request for, or filing or declaration of, any interference, derivation, opposition, reexamination, or post grant review (or similar administrative proceedings) relating to the Cerecor Patent Rights, Improvement Patents or Licensee Patent Rights, inform the other Party of such event. Cerecor and Licensee, or if in connection with any Merck Patent Rights, Merck and Licensee, shall thereafter consult and cooperate fully to determine a course of action with respect to any such proceeding to the extent involving any Cerecor Patent Rights. Licensee shall have the right to review and approve any submission to be made in connection with a proceeding involving the Cerecor Patent Rights. Licensee shall have the right to determine a course of action with respect to any such proceeding to the extent solely involving the Licensee Patent Rights; provided that Cerecor and Merck shall have the right to review and approve any submission to be made in connection with such a proceeding. Cerecor shall not initiate any interference, derivation, reissue, or reexamination proceeding (or similar administrative proceedings) relating to Cerecor Patent Rights or seek correction of a patent within the Cerecor Patent Rights or Improvement Patents, without the prior written consent of Licensee, which consent shall not be unreasonably withheld, delayed or conditioned. In connection with any interference, derivation, opposition, reissue, reexamination, or post grant review proceeding (or similar administrative proceedings) or correction relating to Cerecor Patent Rights or Cerecor Improvement Patents, Cerecor and Licensee will cooperate fully and will provide each other with any information or assistance that either may reasonably request. Cerecor shall keep Licensee informed of developments in any such action or proceeding, including, to the extent permissible by law, consultation and approval of any settlement, the status of any settlement negotiations and the terms of any offer related thereto. To the extent Cerecor, or if in connection with any Merck Patent Rights or Merck Improvement Patents, Merck, and Licensee mutually agree with the course of action with respect to any interference, derivation, opposition, reexamination, reissue, or post grant review proceeding (or similar administrative proceedings) or correction relating to Cerecor Patent Rights, [***] shall bear the expense of such proceeding or action. [***] shall bear the expenses of all proceedings or actions to the extent solely involving the Licensee Patent Rights.

8.05 Option of Licensee to Prosecute and Maintain Patents. Cerecor shall give notice to Licensee of any desire by Merck to cease prosecution or maintenance of the Merck Patent Rights or Improvement Patents and, in such case, shall permit Licensee, at Licensee’s sole discretion, to continue the prosecution or maintenance at its own expense. If Licensee elects to continue the prosecution or maintenance, Cerecor shall, and, if necessary in connection with the Merck Patent Rights, shall exercise its rights under Section 8.05 of the Merck License Agreement and seek to have Merck, execute such documents and perform such acts, at Licensee’s expense, as may be reasonably necessary to effect an assignment of such Merck Patent Rights or Improvement Patents to Licensee. Any such assignment shall be completed in a timely manner to allow Licensee to continue such maintenance. Any patents so assigned shall no longer be considered Cerecor Patent Rights or Improvement Patents; except that Cerecor, Merck and their respective Affiliates, as applicable, shall retain:

(a) With respect to Licensed Compounds, [***]; and

(b) With respect to compounds that are not Licensed Compounds, [***].

8.06 Enforcement and Defense. In the event that either Licensee or Cerecor becomes aware of any alleged, threatened or actual commercially material infringement of a Cerecor Patent Right, Improvement Patent or Licensee Patent Right in a country in the Territory, or judicial challenge to the validity of a Cerecor Patent Right, Improvement Patent or Licensee Patent Right in a country in the Territory, it will notify the other Party, as well as Merck in the event Cerecor was not informed of such infringement by Merck and such infringement involves any Merck Patent Rights, in writing to that effect within a reasonable time period. Cerecor and Licensee shall thereafter consult and cooperate fully to determine a course of action, including but not limited to seeking consultation with Merck and potentially commencing legal action by any or all of Cerecor, Merck, and Licensee to terminate any infringement of Cerecor Patent Rights or Improvement Patents or defend the validity of any Cerecor Patent Right or Improvement Patent. In all instances, each Party shall have the right to be represented by counsel of its own choice.

(a) First Right of Merck for Merck Patent Rights and First Right of Licensee for All Other Legal Actions; Right of Licensee to Assume with Respect to Merck Patent Rights.

(i) With respect to any legal actions under this Section 8.06 involving any Merck Patent Rights or Merck Improvement Patents, Licensee acknowledges that Merck shall have the first right to initiate, prosecute or control any such legal action. The Merck License Agreement requires Merck to promptly notify Cerecor in writing if it elects not to exercise such first right and such agreement also states that if the rights of Cerecor under the Merck License Agreement may be materially affected, Cerecor shall thereafter have the right to either initiate, prosecute or control, entirely under its own direction, any such legal action, in the name of Cerecor and, if necessary, Merck. Cerecor will use reasonable efforts to exercise such rights for the benefit of Licensee.

(ii) Licensee shall have the first right to initiate, prosecute or control any legal actions under this Section 8.06 that exclusively involve any Cerecor Patent Rights, Cerecor Improvement Patents or Licensee Patent Rights, in each case, that are not Merck Patent Rights or Merck Improvement Patents. Licensee shall promptly notify Cerecor in writing if it elects not to exercise such first right pursuant to this Section 8.06(a)(ii) and if the rights of Cerecor under this agreement may be materially affected, Cerecor shall thereafter have the right to either initiate, prosecute or control, entirely under its own direction, any such legal action, in the name of Licensee.

(b) Expenses and Cooperation. Merck or Cerecor, as applicable, shall bear all the expenses of any legal action brought by such party and in which Licensee is not a party to the action. Licensee shall have the right, prior to commencement of the legal action brought by Merck or Cerecor, to join any such legal action in which the rights of Licensee under this Agreement may be materially affected. In the event that Licensee joins in such legal action, or initiates, prosecutes or controls the defense of any such action pursuant to Section 8.06(a), Licensee shall pay the costs of such legal action. Licensee and Cerecor shall keep each other informed, Licensee shall keep Merck informed, and Cerecor shall use reasonable efforts to cause Merck to keep Licensee informed of developments in any action or proceeding, including, to the extent permissible by law, the consultation and approval of any settlement negotiations and the terms of any offer related thereto. In the event that Licensee is a party to such a legal action, no settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the mutual consent of Licensee, Cerecor and, if in connection with any Merck Patent Rights, Merck, and such consent shall not be unreasonably withheld. In no event shall Cerecor settle, or permit Merck to settle, any such action or proceeding in a manner which restricts the scope, or adversely affects the enforceability, of Cerecor Patent Rights or Improvement Patents claiming or covering Licensed Compounds or Licensed Products without the prior written consent of Licensee, provided such consent shall not be unreasonably withheld.

(c) Recovery. Any recovery or damages derived from a legal action involving Cerecor Patent Rights or Improvement Patents to which Licensee is a party shall be used first to reimburse Licensee for its documented out-of-pocket legal expenses relating to the action, with any remaining amounts to be shared equally by the Parties; provided however that in the event Licensee elected to control such action pursuant to Section 8.06(a)(i) above, then after Licensee is reimbursed for its documented out-of-pocket legal expenses relating to the action, [***]. Any recovery or damages derived from a legal action to which Licensee is not a party shall be retained by Cerecor and/or Merck, as applicable. Any recovery or damages derived from a legal action to which Licensee is a party that solely involve Licensee Patent Rights shall be retained by Licensee. [***].

8.07 Third Party Infringement Suit. In the event that a Third Party sues Licensee alleging that Licensee’s, its Affiliates’ or its sublicensees’ making, having made, importing, exporting or using Licensed Compound or Licensee Patent Rights or distributing, marketing, promoting, offering for sale or selling Licensed Product infringes or will infringe a claim of a Third Party patent that specifically covers the Licensed Compound or a Licensed Product or its manufacture, then Licensee may elect to defend such suit.

8.08 Abandonment. Cerecor (itself or on behalf of Merck) shall promptly give prior written notice to Licensee of the grant, lapse, revocation, surrender, invalidation or abandonment of any Cerecor Patent Rights licensed to Licensee for which Merck or Cerecor is responsible for the prosecution and maintenance under the Merck License Agreement and/or this Agreement. If there are any actions that might be taken to reinstate any Cerecor Patent Rights that have lapsed, been revoked, surrendered, invalidated or abandoned pursuant to this Agreement, Licensee may,[***] at Licensee’s own expense, take such actions to attempt to reinstate such Cerecor Patent Rights.

8.09 [***]

8.10 For clarity, in the event of any conflict between this Article VIII and the Merck License Agreement regarding the Merck Patent Rights, the Merck License Agreement shall govern.

8.11 With regard to unreimbursed expenses associated with this Article VIII and paid by Merck or Cerecor, as applicable, on or after the Effective Date, Merck or Cerecor, at their option, may require Licensee:

(a) to pay Merck or Cerecor, as applicable, on a quarterly basis, within [***] days after Merck’s or Cerecor’s as applicable, submission of a statement and request for payment, these unreimbursed expenses paid during the previous calendar quarter;

(b) to pay these unreimbursed expenses directly to the law firm employed by Merck or Cerecor, as applicable, to handle these functions. However, in this event, Licensee shall not be the client of the law firm.

8.12 Upon written request, Cerecor will provide Licensee with summaries of invoices for which Merck has requested payment from the Licensee under this Article VIII. Licensee agrees that all information provided by Merck or Cerecor related to these expenses shall be treated as Proprietary Information.

ARTICLE IX - CONFIDENTIALITY AND PUBLICATION

9.01 Confidentiality.

(a) Nondisclosure Obligation. Each of Cerecor and Licensee shall use any Proprietary Information received by it from the other Party or from Merck only in accordance with this Agreement and shall not disclose to any Third Party any such Proprietary Information without the prior written consent of the other Party. The foregoing obligations shall survive the expiration or termination of this Agreement for a period of [***] years. These obligations shall not apply to Proprietary Information that:

(i) is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party’s written records;

(ii) is at the time of disclosure, or thereafter becomes, published or otherwise part of the public domain without breach of the obligations of confidentiality under this Agreement by the receiving Party;

(iii) is subsequently disclosed to the receiving Party by a Third Party who has the right to make such disclosure, as documented by the receiving Party’s written records;

(iv) is independently developed by the receiving Party or its Affiliates and without the aid, use or application of any of the disclosing Party’s Proprietary Information, and such independent development can be documented by the receiving Party’s written records; or

(v) is required to be disclosed by law, regulation, rule, act or order of any governmental authority or agency to be disclosed, provided that notice is promptly delivered to the other Party in order to provide an opportunity to seek a protective order or other similar order with respect to such Proprietary Information and thereafter the receiving Party discloses to the requesting entity only the minimum information required to be disclosed in order to comply with the request, whether or not a protective order or other similar order is obtained by the other Party.

(b) Permitted Disclosures. Notwithstanding provisions of Section 9.01(a), Licensee, its Affiliates or sublicensees shall have the right to disclose Proprietary Information received by it from Cerecor or from Merck:

(i) to any institutional review board of any entity conducting Clinical Trials with a Licensed Product or to any governmental or other regulatory agencies in order to obtain patents or to gain approval to conduct Clinical Trials or to market a Licensed Product, provided that such disclosure may be made only to the extent reasonably necessary to obtain such patents or authorizations; or

(ii) to any bona fide potential or actual investor, investment banker, acquirer, merger partner, or other potential or actual financial partner; provided that in connection with such disclosure, Licensee shall require each disclosee to enter into a confidentiality agreement with respect to such Proprietary Information.

(c) Disclosure to Agents. Notwithstanding the provisions of Section 9.01(a) and subject to the other terms of this Agreement, each of Licensee and Cerecor shall have the right to disclose Proprietary Information to their respective sublicensees, agents, consultants, Affiliates or other Third Parties (collectively “Agents”) in accordance with this Section 9.01(c). Such disclosure shall be limited only to those Agents directly involved in the development, manufacturing, marketing or promotion of Licensed Compound or Licensed Product (or for such Agents to determine their interest in performing such activities) in accordance with this Agreement. Any such Agents must agree in writing to be bound by confidentiality and non-use obligations no less restrictive than those contained in this Agreement.

9.02 Breach of Confidentiality. The Parties agree that the disclosure of the Disclosing Party’s Proprietary Information in violation of this Agreement may cause the Disclosing Party or Merck irreparable harm and that any breach or threatened breach of this Agreement by the Receiving Party entitles Disclosing Party or Merck, as applicable, to seek injunctive relief, in addition to any other legal or equitable remedies available to it, in any court of competent jurisdiction. For clarity, such disputes shall not be subject to Article XIII.

9.03 No Publicity. A Party may not use the name of the other Party or Merck in any publicity or advertising and may not issue a press release or otherwise publicize or disclose any information related to the existence of this Agreement or the terms or conditions in this Agreement, except (i) on the advice of its counsel as required by law (e.g., any Securities and Exchange Commission filings and disclosures) and provided the Party who will be disclosing such information has consulted with the other Party or Merck, as applicable, to the extent feasible prior to such disclosure with respect to the substance of the disclosure; or (ii) as consented to in advance by the other Party or Merck, as applicable, in writing. Notwithstanding the foregoing, Licensee shall have the right without obtaining Merck’s or Cerecor’s consent to make public announcements concerning the Development or Commercialization of a Licensed Product in the Field in the Territory under this Agreement, such as announcing the commencement of any Clinical Trial for such Licensed Product, the publication of data and results, the filing of regulatory filings for such Licensed Product and the achievement of Marketing Authorization of such Licensed Product. Each Party shall provide the other Party, and Licensee shall provide Merck, with reasonable advance written notice of any press release or other public disclosure describing this Agreement or the results of any of its work on Licensed Compound or any Licensed Product under this Agreement (including any such disclosures in connection with any Securities and Exchange Commission filings and disclosures).

9.04 Scientific Publications. Each Party recognizes the mutual interest, and the interest of Merck, in obtaining valid patent protection and in protecting business interests and trade secret information. Consequently, except for disclosures permitted pursuant to Section 9.01 and Section 9.03 of this Agreement, in the event that a Party wishes to make a publication containing any Merck Know-How or subject of Merck Patent Rights, such Party shall deliver to the other Party and Merck a copy of the proposed written publication at least [***] days prior to submission for publication. The Parties and Merck shall have the right to propose modifications to or delay of the publication for patent reasons or trade secrets. If a reviewing Party or Merck requests a delay for patent reasons, the other Party shall delay submission for a period of up to [***] days to enable patent applications protecting each Party’s and Merck’s rights in such information to be filed in accordance with Article VIII of this Agreement and Article VIII of the Merck License Agreement. Upon expiration of such delay, the Party seeking to publish shall be free to proceed with the publication. If a Party or Merck requests modifications to the publication, the Party seeking to publish shall edit such publication to prevent disclosure of trade secret or Proprietary Information prior to submission of the publication.

9.05 Terms of Agreement.

(a) Neither Party nor its Affiliates shall disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other Party, except as follows: a Party and its Affiliates may disclose the terms or conditions of this Agreement (but not any other Proprietary Information, which may be disclosed only as described elsewhere in this Article IX), (a) on a need-to-know basis to its legal and financial advisors to the extent such disclosure is reasonably necessary, provided that such advisors are subject to confidentiality with regard to such information under an agreement or ethical obligation; (b) to a Third Party or Related Party in connection with (i) a financing (or proposed financing) or an equity investment (or proposed investment) in such Party or its Affiliates, including to its shareholders and prospective shareholders, (ii) the granting of a sublicense pursuant to Section 2.05 or entry into any agreement with respect to the development, manufacture or commercialization of a Licensed Product, (iii) a merger, consolidation or similar transaction by such Party or its Affiliates, (iv) the sale of all or substantially all of the assets of such Party or its Affiliates to which this Agreement relates, or (v) in connection with a securitization, provided that such Third Party executes a non- use and non-disclosure agreement with confidentiality and non-use obligations similar to those contained in this Agreement, and having a minimum confidentiality period of [***] years; (c) to the United States Securities and Exchange Commission or any other securities exchange or governmental entity, including as required to make an initial or subsequent public offering, or (d) as otherwise required by law or regulation, provided that in the case of (c) and (d) the disclosing Party shall (x) if practicable, provide the other Party with reasonable advance notice of and an opportunity to comment on any such required disclosure, (y) if requested by such other Party, seek, or cooperate with such Party’s efforts to obtain, confidential treatment or a protective order with respect to any such disclosure to the extent available at such other Party’s expense, and (z) use good faith efforts to incorporate the comments of such other Party, as applicable, in any such disclosure or request for confidential treatment or protective order.

(b) Licensee and its Affiliates shall not disclose any terms or conditions of the Merck License Agreement to any Third Party without the prior consent of Cerecor and Merck, except as follows: Licensee and its Affiliates may disclose the terms or conditions of the Merck License Agreement (but not any other Proprietary Information, which may be disclosed only as described elsewhere in this Article IX), (a) on a need-to-know basis to its legal and financial advisors to the extent such disclosure is reasonably necessary, provided that such advisors are subject to confidentiality with regard to such information under an agreement or ethical obligation; or (b) to a Third Party or Related Party in connection with (i) a financing (or proposed financing) or an equity investment (or proposed investment) in Licensee or its Affiliates, including to its shareholders and prospective shareholders, (ii) the granting of a sublicense pursuant to Section 2.05 or entry into any agreement with respect to the development, manufacture or commercialization of a Licensed Product, (iii) a merger, consolidation or similar transaction by Licensee or its Affiliates, (iv) the sale of all or substantially all of the assets of Licensee or its Affiliates to which the Merck License Agreement relates, or (v) in connection with a securitization, provided that such Third Party executes a non-use and non-disclosure agreement with confidentiality and non-use obligations similar to those contained in the Merck License Agreement, and having a minimum confidentiality period of [***].

ARTICLE X - REPRESENTATIONS AND WARRANTIES

10.01 Representations and Warranties of Each Party. Each of Cerecor and Licensee hereby represents, warrants and covenants to the other Party as follows:

(a) it is a corporation duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation;

(b) the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action;

(c) it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(d) the execution, delivery and performance by such Party of this Agreement and its compliance with the terms and provisions in this Agreement does not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) a loan agreement, guaranty, financing agreement, agreement affecting a product or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its corporate charter or other operative documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound;

(e) except for the governmental and Marketing Authorizations required to test and/or market Licensed Products in the Territory, the execution, delivery and performance of this Agreement by such Party does not require the consent, approval or authorization of, or notice, declaration, filing or registration with, any governmental or Regulatory Authority and the execution, delivery or performance of this Agreement will not violate any law, rule or regulation applicable to such Party;

(f) this Agreement has been duly authorized, executed and delivered and constitutes such Party’s legal, valid and binding obligation enforceable against it in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to the availability of particular remedies under general equity principles; and

(g) it shall comply with all applicable material laws and regulations relating to its activities under this Agreement.

10.02 Cerecor’s Representations. Cerecor hereby represents, warrants and covenants to Licensee that as of the Effective Date:

(a) To Cerecor’s knowledge, Schedule 1.12 accurately identifies all patents and patent applications claiming compositions of matter owned or controlled by Cerecor as of the Effective Date that in absence of a license, would prevent Licensee to further research, Develop, Manufacture, use and/or Commercialize Licensed Compounds;

(b) To Cerecor’s knowledge, either Cerecor or Merck is the sole owner of the entire right, title and interest in and to all patents, patent applications and other intellectual property rights within the Cerecor Patent Rights and Cerecor Know-How. To Cerecor’s knowledge, Merck has the full and legal right and authority to license to Cerecor the Merck Patent Rights and Merck Know-How, and Cerecor has the full and legal right and authority to license or sublicense to Licensee the Cerecor Patent Rights and Cerecor Know-How, and to Cerecor’s knowledge, (i) neither Cerecor nor Merck has previously transferred, assigned, conveyed or otherwise encumbered its right, title and interest in and to the Licensed Compound or Licensed Product to any Third Party, and (ii) no Third Party has any license, option or other rights or interest in or to the Cerecor Patent Rights and Cerecor Know-How or any part thereof, in each case with respect to any Licensed Compound or Licensed Product. To Cerecor’s knowledge, neither Merck nor Cerecor has received, nor is Cerecor aware of, any claims or allegations that a Third Party has any right or interest in or to any patent or patent application in the Cerecor Patent Rights or in or to the Cerecor Know-How with respect to any Licensed Compound or Licensed Product or any claims or allegations by a Third Party that any patents or patent applications within the Cerecor Patent Rights are invalid or unenforceable [***];

(c) To Cerecor’s knowledge, no intellectual property rights of any Third Party were infringed or misappropriated during the creation of the Cerecor Patent Rights or Cerecor Know-How;

(d) To Cerecor’s knowledge, all issued patents within the Cerecor Patent Rights are in good standing with the applicable patent office and all maintenance fees have been timely paid; and

(e) To Cerecor’s knowledge, Cerecor has provided Licensee with all relevant information reasonably required for Licensee to properly evaluate and conduct due diligence on the Cerecor Patent Rights, including all information in Cerecor’s possession or control relating to [***]. For avoidance of doubt, Cerecor has informed Licensee that it has no files in its possession related to [***].

10.03 Licensee’s Representations. Licensee hereby represents, warrants and covenants to Cerecor and Merck that, during the Term of this Agreement it will not knowingly use in any capacity, in connection with any services to be performed under this Agreement, any individual who has been debarred pursuant to the United States Food, Drug, and Cosmetic Act.

10.04 No Inconsistent Agreements. Neither Party has in effect, and after the Effective Date neither Party shall enter into, any oral or written agreement or arrangement that would be inconsistent with its obligations under this Agreement.

10.05 Representation by Legal Counsel. Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting of this Agreement. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party that drafted such terms and provisions.

10.06 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE X. THE LICENSED COMPOUND, LICENSED PRODUCT, CERECOR PATENT RIGHTS AND CERECOR KNOW-HOW ARE PROVIDED, LICENSED AND SUBLICENSED, AS APPLICABLE, ‘“AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF ANY OF THE FOREGOING MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

10.07 No Warranty. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION AND EXTENDS NO WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND ANY WARRANTY ARISING OUT OF PRIOR COURSE OF DEALING AND USAGE OF TRADE. IN PARTICULAR, BUT WITHOUT LIMITATION, CERECOR MAKES NO REPRESENTATION AND EXTENDS NO WARRANTY CONCERNING WHETHER THE LICENSED COMPOUND OR A LICENSED PRODUCT IS FIT FOR ANY PARTICULAR PURPOSE OR SAFE FOR HUMAN CONSUMPTION.

ARTICLE XI - INDEMNIFICATION AND LIMITATION ON LIABILITY

11.01 Indemnification by Licensee. Licensee shall indemnify, defend and hold harmless Cerecor, Merck and their respective Affiliates, and each of their respective employees, officers, directors and agents (each, a “Cerecor/Merck Indemnified Party”) from and against any and all liability, loss, damage, cost, and expense (including reasonable attorneys’ fees), subject to the limitations in Section 11.05 (collectively, a “Liability”) that a Cerecor/Merck Indemnified Party may incur, suffer or be required to pay resulting from or arising out of a suit or action brought by a Third Party with respect to (i) the development, manufacture, promotion, distribution, use, marketing, sale or other disposition of the Licensed Compound or any of the Licensed Products by Licensee, its Affiliates or sublicensees, (ii) any breach by Licensee of any of its representations, warranties and covenants contained in Sections 10.01, 10.03 and 10.04 or any material breach of its obligations, and (iii) the negligence and/or willful misconduct of Licensee, its Affiliates or sublicensees with respect to its obligations under this Agreement. Notwithstanding the foregoing, Licensee shall have no obligation under this Agreement to indemnify, defend or hold harmless any Cerecor/Merck Indemnified Party with respect to any Liabilities to the extent that they result from the negligence or willful misconduct of Cerecor, Merck, a Cerecor/Merck Indemnified Party or any of their respective employees, officers, directors or agents or that result from Cerecor’s breach of its obligations under this Agreement. Licensee agrees not to challenge the standing of Merck if it seeks to rely on the indemnification provided under this Section 11.01.

11.02 Indemnification by Cerecor. Cerecor shall indemnify, defend and hold harmless Licensee and its Affiliates, and each of their respective employees, officers, directors and agents (each, a “Licensee Indemnified Party”) from and against any Liability that a Licensee Indemnified Party may incur, suffer or be required to pay resulting from or arising in connection with a suit or action brought by a Third Party with respect to (i) any breach by Cerecor of any of its representations, warranties and covenants contained in Sections 10.01, 10.02 and 10.04 in this Agreement or any material breach of its obligations, (ii) the negligence and/or willful misconduct of Cerecor and (iii) the Development, Manufacture, use or other disposition of the Licensed Compound or Licensed Product by Merck or its Affiliates, or Cerecor or its Affiliates, prior to the Effective Date. Notwithstanding the foregoing, Cerecor shall have no obligation under this Agreement to indemnify, defend or hold harmless any Licensee Indemnified Party with respect to any Liabilities to the extent that they result from the negligence or willful misconduct of Licensee, Licensee Indemnified Party or any of their respective employees, officers, directors or agents, that result from Licensee’s breach of its obligations under this Agreement or the Merck License Agreement or the Development, Manufacture, use or other disposition of the Licensed Compound or any of the Licensed Products in the Field in the Territory by or on behalf of Cerecor and its Affiliates prior to the Effective Date, including with respect to any such claims brought by Third Parties relating to patent infringement or products liability.

11.03 Conditions to Indemnification. The obligations of the indemnifying Party under Sections 11.01 and 11.02 are conditioned upon the delivery of written notice to the indemnifying Party of any potential Liability promptly after the indemnified Party or Merck, as applicable, becomes aware of such potential Liability. The indemnifying Party shall have the right to assume the defense of any suit or claim related to the Liability if it has assumed responsibility for the suit or claim in writing; however, if in the reasonable judgment of the indemnified Party or Merck, as applicable, such suit or claim involves an issue or matter that could have a materially adverse effect on the business operations or assets of the indemnified Party or Merck, as applicable, the indemnified Party may retain control of the defense or settlement thereof by providing written notice of such effect to the indemnifying Party, but in no event shall such action or notice be construed as a waiver of any indemnification rights that the indemnified Party may have at law or in equity. If the indemnifying Party defends the suit or claim, the indemnified Party or Merck, as applicable, may participate in (but not control) the defense thereof at its sole cost and expense. The foregoing notwithstanding, the Parties acknowledge and agree that failure of the indemnified Party or Merck, as applicable, to promptly notify the indemnifying Party of a potential Liability shall not constitute a waiver of, or result in the loss of, such Party’s or Merck’s, as applicable, right to indemnification under Section 11.01 or 11.02. as appropriate, except to the extent that the indemnifying Party’s rights, and/or its ability to defend against such Liability, are materially prejudiced by such failure to notify.

11.04 Settlements. Neither Party may settle a claim or action related to a Liability without the consent of the other Party or Merck, and such consent shall not be unreasonably withheld, if such settlement would impose any monetary obligation on the other Party or Merck or require the other Party or Merck to submit to an injunction or otherwise limit the other Party’s or Merck’s rights under this Agreement. Any payment made by a Party to settle any such claim or action shall be at its own cost and expense.

11.05 Limitation of Liability. With respect to any claim by one Party against the other arising out of the performance or failure of performance of the other Party under this Agreement, the Parties expressly agree that the liability of such Party to the other Party for such breach shall be limited under this Agreement or otherwise at law or equity to direct damages only and in no event shall a Party be liable for punitive, exemplary or consequential damages.

11.06 Insurance. Prior to commencing Clinical Trials, Licensee shall, at its own expense, procure and maintain policies of comprehensive general liability insurance (including without limitation product liability and contractual liability insurance) in the amount of [***] to cover any activity involving Licensed Compound or any Licensed Product and shall maintain such insurance for so long as it continues to conduct such activities hereunder, and thereafter for so long as Licensee customarily maintains insurance in accordance with industry standards. All such policies shall name Cerecor and Merck as an additional insured, and insurers will waive all rights of subrogation against Cerecor and Merck. Licensee will promptly provide for itself, its Affiliates and its sublicensees copies of certificates of insurance evidencing such coverages. Licensee shall notify Cerecor and Merck not less than [***] days in advance of [***]. [***]. If any insurance is on a claims made basis, [***].

ARTICLE XII - TERM AND TERMINATION

12.01 Term and Expiration. This Agreement shall be effective as of the Effective Date and unless terminated earlier by mutual written agreement of the Parties or pursuant to Sections 12.02 or 12.03, the term of this Agreement shall continue in effect on a country-by- country and product-by-product basis until the expiration of Licensee’s obligation to pay royalties under Article VII (the “Term”). Upon expiration of this Agreement in its entirety, Licensee’s licenses pursuant to Section 2.01 shall become a fully paid-up, royalty-free, irrevocable, perpetual non-exclusive license and sublicense.

12.02 Termination by Licensee.

(a) Licensee’s Right to Terminate. Notwithstanding anything contained in this Agreement to the contrary, Licensee shall have the unilateral right to terminate this Agreement in its entirety or on a Licensed Product-by-Licensed Product basis or country-by- country basis without cause at any time by giving [***] days advance written notice to Cerecor. In the event of such termination, the rights and obligations hereunder shall terminate; provided, however, that any payment obligations due and owing as of the termination date shall continue.

(b) Effect of Termination. Notwithstanding anything contained in this Agreement to the contrary, following any termination of this Agreement in its entirety under Section 12.02(a), the rights and license granted to Licensee and its Affiliates under Section 2.01 shall terminate and all rights to the Licensed Compound and Licensed Products granted under this Agreement shall revert to Cerecor, provided that all sublicenses granted under Section 2.05 shall survive to the extent so provided in such Section.

12.03 Termination for Cause.

(a) Termination for Cause. This Agreement may be terminated, in its entirety by written notice by either Party at any time during the Term of this Agreement:

(i) upon or after the breach of any material provision of this Agreement if the breaching Party has not cured such breach within sixty (60) days following receipt of written notice from the non-breaching Party requesting cure of the breach or, if such breach is not susceptible of cure within such sixty (60) day period, the breaching Party has not taken appropriate steps to commence such cure during such sixty (60)-day period and continued to diligently pursue such cure in a manner reasonably assuring such cure within a reasonable period of time thereafter (not to exceed [***] days). Any right to terminate under this Section 12.03(a) shall be stayed and the cure period tolled in the event that, during any cure period, the Party alleged to have been in material breach shall have initiated dispute resolution in accordance with Article XIII with respect to the alleged breach, which stay and tolling shall last so long as the allegedly breaching Party diligently and in good faith cooperates in the prompt resolution of such dispute resolution proceedings; or

(ii) upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings by or against the other Party, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party, or in the event a receiver or custodian is appointed for such Party’s business, or if a substantial portion of such Party’s business is subject to attachment or similar process; provided, however, that in the case of any involuntary bankruptcy proceeding, such right to terminate shall only become effective if the proceeding is not dismissed within [***] days after the filing thereof.

(b) Effect of Termination by Cerecor for Cause. In the event this Agreement is properly terminated by Cerecor under Section 12.03(a), the rights and license granted to Licensee and its Affiliates under Section 2.01 of this Agreement shall terminate and all rights to the Licensed Compound and Licensed Products granted under this Agreement shall revert to Cerecor, provided that all sublicenses granted under Section 2.05 shall survive to the extent so provided in such Section.

12.04 Effect of Termination Generally. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, and the provisions of Article I (Definitions), Article IX (Confidentiality), Article XI (Indemnification and Limitation on Liability), Article XIII (Dispute Resolution), Article XIV (Miscellaneous) and Section 8.01, Section 10.06, Section 10.07, Section 12.01, Section 12.02(b), Section 12.03(b), Section 12.04, Section 12.05, Section 12.06 and Section 12.07 shall survive the expiration or termination of this Agreement. Any expiration or early termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to termination, including the obligation to pay royalties for Licensed Products sold prior to such termination.

12.05 Licensed Product Reversion. Upon termination of this Agreement in its entirety by Cerecor for any reason or by Licensee pursuant to Section 12.02, at Cerecor’s option and upon Cerecor’s written request, and at its expense, the following provisions shall apply:

(a) Subject to Section 12.05(b), Licensee shall, at Licensee’s sole expense, transfer to Cerecor (or Merck or another nominee of Cerecor) [***].

(b) For a period of [***] days after the effective date of termination, the Parties shall negotiate in good faith the financial terms and conditions for (i) the transfer of regulatory filings and documentation pursuant to Section 12.05(a) and any other transition assistance that Licensee agrees to provide, and (b) a license grant by Licensee to Cerecor and/or Merck, as determined by Cerecor, under Licensee Know-How and/or Licensee Patent Rights existing as of such effective date of termination with respect to the Licensed Product then being developed as of the date of such termination. Licensee shall not have any obligation to perform such transfer or to provide such assistance or grant such licenses before the Parties agree upon such terms. The [***] day period may be extended by mutual written agreement o f the Parties.

(c) Upon the request of Cerecor, [***].

(d) Upon the request of Cerecor, and to the extent that it is commercially reasonable, Licensee, its Affiliates and its sublicensees shall complete any clinical studies related to Licensed Product in the Field that (i) are being conducted under Licensee’s IND for Licensed Product and are ongoing as of the date this Agreement is terminated, and (ii) for which it is not practicable to transfer responsibility for conducting such studies to Cerecor; provided, however, that Cerecor agrees to reimburse Licensee for all Development costs incurred by Licensee after termination in completing such studies.

(e) The Parties shall use their reasonable efforts to complete the transition of the Development, Manufacture and Commercialization of the Licensed Product from Licensee to Cerecor (or Merck or another nominee of Cerecor) pursuant to this Section 12.05 as soon as is reasonably possible.

12.06 Return of Cerecor Know-How. Not later than [***] days after the termination of this Agreement in its entirety by Cerecor for any reason or by Licensee pursuant to Section 12.02, Licensee shall, at Cerecor’s discretion, either destroy or return or cause to be returned to Cerecor, all Cerecor Know-How in tangible form received from Cerecor or Merck and any other documents containing Cerecor’s or Merck’s Proprietary Information, and all copies thereof, including those in the possession of the receiving Party’s Agents pursuant to Section 9.01(c), except that Licensee may retain one (1) copy of Cerecor’s or Merck’s Proprietary Information in its confidential files in a secure location solely for the purposes of (i) determining its obligations hereunder, (ii) complying with any applicable regulatory requirements, or (iii) defending against any product liability claim.

12.07 Termination of the Merck License Agreement by Merck. Pursuant to Section 2.05 of the Merck License Agreement, this Agreement shall survive any early termination of the Merck License Agreement by Merck pursuant to Section 12.03 of the Merck License Agreement if, as of the effective date of any such termination, Licensee is not in material breach of its obligations to Cerecor under this Agreement and within [***] days of such termination Licensee agrees in writing to be bound directly to Merck under the Merck License Agreement or a license agreement substantially similar to the Merck License Agreement, with respect to the rights sublicensed by Cerecor hereunder, substituting Cerecor for Licensee under the Merck License Agreement if such agreement remains in place as between Merck and Licensee.

12.08 Termination of the Merck License Agreement by Cerecor. In the event the Merck License Agreement is properly terminated by Cerecor under Section 12.03(a) of Merck License Agreement, Licensee’s payments due to Merck under this Agreement after the effective date of such termination of the Merck License Agreement shall be reduced by [***] and Licensee shall continue to make such reduced payments to Merck.

ARTICLE XIII - DISPUTE RESOLUTION

13.01 Informal Discussions. Except as otherwise provided in this Agreement, in the event of any controversy or claim arising out of or relating to this Agreement, or the rights or obligations of the Parties hereunder, or the relationship between the Parties with respect to the Licensed Compound or any Licensed Product, the Parties shall first try to settle their differences amicably between themselves. Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and within [***] days after such notice appropriate representatives of the Parties shall meet for attempted resolution by good faith negotiations, including Merck, if appropriate, based on the dispute. If such representatives are unable to resolve promptly such disputed matter within the said [***] days, either Party may refer the matter by written notice to the other under Section 14.08 to the Chief Executive Officer of Cerecor, or its designee, and the Chief Executive Officer of Licensee, or its designee, for discussion and resolution. If such individuals or their designees are unable to resolve such dispute within [***] days of such written notice, either Party may initiate arbitration proceedings in accordance with the provisions of this Article XIII.

13.02 Arbitration. All disputes arising out of or relating to this Agreement, or the rights or obligations of the Parties hereunder, or relating in any way to the relationship between the Parties with respect to the Licensed Compound or any Licensed Product, shall be finally and exclusively settled by arbitration by a panel of three (3) arbitrators, provided such dispute is not an “Excluded Claim”. As used in this Section 13.02, the phrase “Excluded Claim” shall mean a dispute, controversy or claim that concerns (a) the validity or infringement of a patent, trademark or copyright; (b) misappropriation of trade secrets; or (c) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

(a) The arbitration proceeding shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) with such proceedings to be held in Newark, New Jersey, United States. In all cases, the arbitration proceedings shall be conducted in the English language, and all documents that are submitted in the proceeding shall be in the English language. Judgment upon the award rendered by arbitration may be issued and enforced by any court having competent jurisdiction.

(b) If a Party intends to begin an arbitration to resolve a dispute, such Party shall provide written notice to the other Party, informing the other Party of such intention and any statement of claim required under the applicable arbitration rules (as determined in accordance with Section 13.02(a)). Within [***] business days after its receipt of such notice, the other Party shall, by written notice to the Party initiating arbitration, add any additional issues to be resolved that would be considered mandatory counterclaims under New York law. For clarity, the resolution of any disputes regarding such counterclaims shall be conducted in the same proceedings as the initial claims.

(c) Within [***] days following the receipt of the notice of arbitration, the Party referring the matter to arbitration shall appoint an arbitrator and promptly notify the other Party of such appointment. The other Party shall, upon receiving such notice, appoint a second arbitrator within [***] days, and the two (2) arbitrators shall, within [***] days of the appointment of the second arbitrator, agree on the appointment of a third arbitrator who will act with them and be the chairperson of the arbitration panel. In the event that either Party shall fail to appoint an arbitrator within [***] days after the commencement of the arbitration proceeding, the arbitrator shall be appointed by the AAA. In the event of the failure of the two (2) arbitrators to agree within [***] days after the commencement of the arbitration proceeding to appoint the chairperson, the chairperson shall also be appointed by the AAA.

(i) All of the arbitrators shall have significant legal or business experience in pharmaceutical licensing matters. The arbitrators shall not be employees, directors or shareholders of either Party or any of their Affiliates.

(ii) Each Party shall have the right to be represented by counsel throughout the arbitration proceedings.

(iii) To the extent possible, the arbitration hearings and award will be maintained in confidence.

In any arbitration pursuant to this Agreement, the award or decision shall be rendered by a majority of the members of the panel provided for in this Agreement, with each member having one (1) vote. The arbitrators shall render a written decision with their resolution of the dispute that shall set forth in reasonable detail the facts of the dispute and the reasons for their decision. The decision of the arbitrators shall be final and non-appealable and binding on the Parties.

13.03 Injunctive Relief. By agreeing to arbitration, the Parties do not intend to deprive any competent court of such court’s jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of the arbitration proceedings and the enforcement of any award or judgment. Without prejudice to such provisional remedies in aid of arbitration as may be available under the jurisdiction of a national court, the court of arbitration shall have full authority to grant provisional remedies and to award damages for failure of either Party to respect the court of arbitration’s order to that effect.

13.04 Expenses of Arbitration and Expert Determination. Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; provided, however, that the arbitrators shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges and travel expenses). Absent the filing of an application to correct or vacate the arbitration award as permitted by applicable law, each Party shall fully perform and satisfy the arbitration award within [***] days of the service of the award.

ARTICLE XIV - MISCELLANEOUS

14.01 Assignment/Change of Control. Except as provided in this Section 14.01, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the written consent of the other Party; provided, however, that each Party (the “Assignor”) may, without the other Party’s written consent, assign this Agreement and its rights and obligations hereunder to an Affiliate or in connection with a Change of Control of the Assignor subject to the following:

(a) Assignor shall provide written notice to the other Party (and Merck if Licensee is the Assignor) at least [***] days prior to the completion of a Change of Control, subject to any confidentiality obligations of Assignor then in effect (but, if such confidentiality obligations prevent Assignor from providing such written notice, Assignor shall so notify the other Party (and Merck if Licensee is the Assignor), within [***] days after completion of such Change of Control).

(b) Any permitted assignee shall assume all assigned obligations of Assignor under the Agreement. The terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall be binding upon, and inure to the benefit of, each Party, its Affiliates, and its permitted successors and assigns. Each Party shall be responsible for the compliance by its Affiliates with the terms and conditions of this Agreement.

(c) Any attempted assignment not in accordance with Section 14.01 shall be null and void.

14.02 Governing Law. This Agreement shall be governed, interpreted and construed in accordance with the laws of the State of Delaware, United States of America without giving effect to its conflict of law principles, and the national patent laws relevant to the patent at issue. Subject to the terms of this Agreement, all disputes under this Agreement shall be governed by binding arbitration pursuant to the mechanism set forth in Article XIII.

14.03 Waiver. Any delay or failure in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, nor operate to bar the exercise or enforcement thereof at any time or times thereafter, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

14.04 Independent Relationship. Nothing in this Agreement contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the Parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. Neither Party shall have any power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

14.05 Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America that may be imposed upon or related to Cerecor or Licensee from time to time by the government of the United States of America. Furthermore, Licensee agrees that it will not export, directly or indirectly, any technical information acquired from Cerecor or Merck under this Agreement or any Licensed Product using such technical information to any country for which the United States government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States government when required by an applicable statute or regulation.

14.06 Merck as Intended Third-Party Beneficiary. The Parties hereby acknowledge and agree that Merck is not a party to this Agreement and shall have no liability to any licensee, sublicensee or user of anything covered by this Agreement. The Parties also acknowledge that Merck is an intended third-party beneficiary of this Agreement, with certain provisions of this Agreement for the benefit of Merck and enforceable by Merck in its own name.

14.07 Entire Agreement; Amendment. This Agreement, including the Schedules hereto and thereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties with regard to the subject matter of this Agreement in the Territory, including the Confidentiality Agreement. There are no other covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth in this Agreement and therein. No subsequent alteration, amendment, change, waiver or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

14.08 Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile or a PDF document sent by electronic mail (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to Licensee, to:	Alto Neuroscience, Inc.
369 South San Antonio Road
Los Altos, CA 94022
Attention: Chief Executive Officer
[***]

if to Cerecor, to:	Cerecor Inc.
1500 Liberty Ridge Drive,
Suite 321
Wayne, PA 19087
USA
Attention: Chief Executive Officer

With a copy to:	Troutman Pepper Hamilton Sanders LLP
Two Logan Square 18th & Arch Streets
Philadelphia, Pennsylvania 19103-2799
USA
Attention: [***]

if to Merck, to:	Essex Chemie AG
Weystrasse 20 6000
Lucerne 6 Switzerland Attn: Director, Finance
Facsimile No.: [***]

and	Merck Sharp & Dohme Corp.
One Merck Drive Mail Code WS2A30
Whitehouse Station, NJ 08889-0100
Attention: Chief Licensing Officer
Facsimile: [***]

and for all notices, reports and plans required under Article III, a copy to:

Merck Sharp & Dohme Corp.
2000 Galloping Hill Rd Mail Code
4385 Kenilworth, NJ 07033
Attention: Head of Global Outlicensing
Facsimile: [***]

Any such notice shall be deemed to have been received on the earlier of the date actually received or the date [***] days after the same was posted or sent. Either Party may change its address or its facsimile number by giving the other Party and Merck written notice, delivered in accordance with this Section 14.07. Cerecor will promptly notify Licensee of any change of Merck’s address or notice information notified by Merck to Cerecor pursuant to the Merck License Agreement.

14.09 Force Majeure. Failure of either Party to perform its obligations under this Agreement (except the obligation to make payments when properly due) shall not subject such Party to any liability or place them in breach of any term or condition of this Agreement to the other Party if such failure is due to any cause beyond the reasonable control of such non-performing Party (“Force Majeure”), unless conclusive evidence to the contrary is provided. Causes of non-performance constituting Force Majeure shall include, without limitation, acts of God, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor trouble, failure in whole or in part of suppliers to deliver on schedule materials, equipment or machinery, interruption of or delay in transportation, a national health emergency or compliance with any order or regulation of any government entity acting with color of right. The Party affected shall promptly notify the other Party and Merck, if applicable, of the condition constituting Force Majeure as defined in this Agreement and shall exert reasonable efforts to eliminate, cure and overcome any such causes and to resume performance of its obligations with all possible speed; provided that nothing herein shall obligate a Party to settle on terms unsatisfactory to such Party any strike, lockout or other labor difficulty, any investigation or other proceeding by any public authority or any litigation by any Third Party. If a condition constituting Force Majeure as defined in this Agreement exists for more than [***] consecutive days, the Parties shall meet to negotiate a mutually satisfactory resolution to the problem, if practicable. If the Parties cannot in good faith reach a satisfactory resolution to the problem within [***] days of meeting, the matter shall be handled pursuant to the dispute resolution provisions of Article XIII.

14.10 Severability. If any provision of this Agreement is declared illegal, invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall continue in accordance with its terms except for the part declared invalid or unenforceable by order of such court, provided, however, that in the event that the terms and conditions of this Agreement are materially altered, the Parties will, in good faith, renegotiate the terms and conditions of this Agreement to reasonably substitute such invalid or unenforceable provisions in light of the intent of this Agreement.

14.11 Extension to Affiliates. In each case where an Affiliate of Licensee has an obligation pursuant to this Agreement or performs an obligation pursuant to this Agreement, Licensee shall cause and compel such Affiliate to perform such obligation and comply with the terms of this Agreement. For the purposes of this Agreement, the Licensee shall be responsible for the contractual obligations of Affiliates. Licensee shall remain fully liable for any acts or omissions of its Affiliates.

14.12 Counterpart. This Agreement shall become binding when any one or more counterparts of it, individually or taken together, shall bear the signatures of each of the Parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be an original as against either Party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

14.13 Captions. The captions of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

14.14 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

14.15 Signatures. For purposes of this Agreement, signatures sent by facsimile or PDF shall also constitute originals.

(signature page follows)

IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized representatives of the Parties.

ALTO NEUROSCIENCE, INC.		CERECOR INC.

By:	/s/ Amit Etkin	By:	/s/ Michael Cola
	Amit Etkin		Michael Cola
Title:	Chief Executive Officer	Title:	Chief Executive Officer
Date:	May 28, 2021	Date:	5/28/21

SCHEDULE 1.09

CERECOR KNOW-HOW

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SCHEDULE 1.12

CERECOR PATENT RIGHTS

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SCHEDULE 1.48

MERCK KNOW-HOW

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SCHEDULE 1.51

MERCK PATENT RIGHTS

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SCHEDULE 3.02(A)

INITIAL DEVELOPMENT PLAN

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SCHEDULE 4.01

LICENSED COMPOUND INVENTORY

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SCHEDULE 6.02

TECHNICAL ASSISTANCE COST

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